UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2020

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Chief Operating Officer

On July 28, 2020, the boards of directors of Spirit AeroSystems Holdings, Inc. (the “Company”) and Spirit AeroSystems, Inc. (“Spirit”) appointed Samantha Marnick, age 49, as Executive Vice President and Chief Operating Officer, effective July 28, 2020. Previously, Ms. Marnick served as the Company’s and Spirit’s Executive Vice President, Chief Administration Officer and Strategy. With the July 28 promotion, Ms. Marnick has responsibility for supply chain, fabrication, strategy, administration, aftermarket, and business and regional jets, among other things.

Ms. Marnick’s biographical information appears in the Company’s Form 10-K for the 2019 fiscal year filed with the Securities and Exchange Commission on February 28, 2020. There were no arrangements or understandings between Ms. Marnick and any other persons pursuant to which Ms. Marnick received her appointment. Ms. Marnick does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Marnick’s July 28 promotion, the boards of directors of the Company and Spirit modified Ms. Marnick’s compensation arrangements. Effective July 28, 2020, Ms. Marnick’s annual base salary will increase from $550,000 to $620,000 (referenced salary amounts are currently subject to a 20% reduction applicable to all Company executives). Beginning in 2021, Ms. Marnick will be entitled to receive an annual award under the Long-Term Incentive Plan (“LTIP”) under the Company’s 2014 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) with a value equal to 230% of her annual base salary (increased from 215%). Beginning in 2021, Ms. Marnick will also receive an annual contribution to the Company’s Deferred Compensation Plan of $200,000 (increased from $100,000).

Also in connection with Ms. Marnick’s July 28 promotion, Duane Hawkins’ title was revised to Senior Vice President, Defense, at the Company, and President, Defense Division, at Spirit, which allows for greater focus on defense growth and execution.

Senior Vice President and Chief Technology Officer

On July 28, 2020, John Pilla announced his retirement as Senior Vice President and Chief Technology Officer of the Company and Spirit, effective August 1, 2020. On July 29, 2020, the Company and Mr. Pilla entered into a Retirement Agreement and General Release (the “Agreement”). Under the terms of the Agreement, effective August 1, 2020, Mr. Pilla will step down from his current position and become a Senior Advisor to the Company and Spirit; such position will continue until June 30, 2021, when he will formally retire from the Company (the “Retirement Date”). For a period of 13 months following the Retirement Date (the “Consulting Term”), Mr. Pilla will provide consulting and transition services to the Company and Spirit.

In consideration of Mr. Pilla’s contributions to the Company (more than 39 years of service including with The Boeing Company prior to the Company’s divestiture), relationships with customers and key stakeholders in the industry, provision of advisory and consulting services, release of claims, and compliance with certain obligations, including confidentiality, non-competition, non-solicitation, and non-disparagement covenants, Mr. Pilla will receive the following:

•	From August 1, 2020 through the Retirement Date, Mr. Pilla will (i) receive a base salary of $475,000, and (ii) be entitled to participate in the Company’s Short-Term Incentive Program (“STIP”) under the Omnibus Plan as follows: (a) for 2020, Mr. Pilla will be entitled to an award of 100% of his base salary if target performance metrics are met, or 200% of his base salary if maximum performance metrics are met, and (b) for 2021, Mr. Pilla will be entitled to an award of 75% of his base salary if target performance metrics are met, or 150% of his base salary if maximum performance metrics are met, pro-rated based on the portion of the year in which he serves as Senior Advisor (referenced salary amounts are currently subject to a 20% reduction applicable to all Company executives). Mr. Pilla will not be entitled to any new LTIP grants after August 1, 2020.

•	For the services to be provided during the Consulting Term, Mr. Pilla will receive $514,600 payable in equal installments over a 13 month period. Mr. Pilla’s annualized compensation during the Consulting Term represents approximately 26% of Mr. Pilla’s total direct compensation as Senior Vice President and Chief Technology Officer.

•	Mr. Pilla’s outstanding awards under the LTIP will be subject to continued vesting in accordance with their terms, including, in the case of performance-based grants, the satisfaction of applicable performance criteria.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Retirement Agreement and General Release with John Pilla, dated July 29, 2020
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: July 30, 2020	By:	/s/ Stacy Cozad
		Name:	Stacy Cozad
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary